Exhibit 99.1

Aptar Reports Third Quarter 2021 Results

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--October 28, 2021--AptarGroup, Inc. (NYSE:ATR), a global leader in drug delivery, consumer product dispensing and active material science solutions, today reported third quarter results for 2021.

Third Quarter 2021 Summary

  Reported sales grew 9%, primarily driven by double-digit core sales growth in Beauty + Home and Food + Beverage from a combination of price increases and volume growth
  Core sales (excluding currency effects) increased 8%
  Pharma sales declined slightly compared to the prior year
  Reported earnings per share totaled $0.70 and included restructuring charges ($0.12), an unrealized loss on an equity investment ($0.10) resulting from the mark-to-market position of our investment in PureCycle Technologies, Inc. (purification recycling technology) and acquisition costs ($0.02)
  Adjusted earnings per share, excluding restructuring charges, the loss on the equity investment and acquisition costs, totaled $0.94
  Reported net income totaled $47 million
  Adjusted EBITDA totaled $154 million
  Acquisition Updates:
    Completed the acquisition of 80% of Weihai Hengyu Medical Products, adding elastomeric and plastic component manufacturing capabilities in China for injectable drug delivery
    Completed the acquisition of a majority stake in Voluntis, a provider of digital therapeutic solutions

Third Quarter Results

For the quarter ended September 30, 2021, reported sales increased 9% to $825 million compared to $759 million in the prior year. Core sales, excluding the impact from changes in currency exchange rates, increased 8%.

Third Quarter Segment Sales Analysis (Change Over Prior Year)

	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	(2%)	10%	28%	8%
Acquisitions	0%	0%	0%	0%
Currency Effects (1)	1%	1%	2%	1%
Total Reported Sales Growth	(1%)	11%	30%	9%

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Stephan B. Tanda, President and CEO, said, “Growth during the quarter continued to be driven by our Beauty + Home and Food + Beverage segments as our beauty business continued to recover and our food business benefited from continued cooking at home trends. Our Pharma segment benefited from growth in demand for components for injected medicines and consumer health care solutions, but this was offset by lower demand for prescription allergy and asthma devices, and lower active material custom tooling sales compared to the prior year.”

In the Pharma segment, the increase in the number of COVID-19 cases during the year prolonged the drawing down of inventories by customers in sectors such as allergic rhinitis, cough and cold and certain pulmonary categories. This resulted in a decline in sales to the prescription drug market which reduced the Pharma segment’s profit margin compared to the prior year.

The Beauty + Home segment generated strong sales growth on a rebound in demand in the beauty market and price adjustments. Demand for personal care product solutions was mixed, with increases in demand for hair care and body care dispensing systems and lower demand for personal cleansing and sanitizer dispensing systems.

The Food + Beverage segment reported double-digit core sales growth. This was primarily driven by price adjustments and increased demand for food dispensing closures for sauces and condiments, as consumers continued to cook at home, and we saw a partial recovery of sales of closures for bottled water and on-the-go functional drinks. Beauty + Home and Food + Beverage margins were impacted by rising input costs compared to the prior year.

Aptar reported third quarter earnings per share of $0.70 compared to $0.95 during the same period a year ago. Third quarter adjusted earnings per share, excluding restructuring charges, acquisitions costs and the unrealized loss on an equity investment, were $0.94 compared to $1.01 in the prior year, including comparable exchange rates.

Year-to-Date Results

For the nine months ended September 30, 2021, reported sales increased 11% to $2.41 billion compared to $2.18 billion in the prior year. Core sales, excluding the impacts from changes in currency exchange rates and acquisitions, increased 6%.

Nine Months Year-to-Date Segment Sales Analysis (Change Over Prior Year)

	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	0%	6%	22%	6%
Acquisitions	0%	2%	0%	1%
Currency Effects (1)	4%	4%	3%	4%
Total Reported Sales Growth	4%	12%	25%	11%

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Tanda commented on the year-to-date results, “Broad-based demand for our innovative solutions drove core sales growth in each of our end markets, with the exception of the prescription drug market, which has been impacted by lower demand for devices for allergy and asthma treatments given the late summer resurgence of COVID-19 because of the Delta variant. Price adjustments to offset increased input costs and positive currency effects also contributed to strong top line growth of 11%. Core sales increased 6% driven by growth in our Beauty + Home and Food + Beverage segments. I am very proud of our global workforce and their resiliency in delivering on our promises to our customers across the many markets we serve, despite the variability and uncertainty of demand and more recently, rising inflation and supply chain challenges.”

For the nine months year-to-date, Aptar’s reported earnings per share were $2.75, an increase of 14%, compared to $2.42 reported a year ago. Current year adjusted earnings per share, excluding restructuring charges, acquisitions costs and the net gain on an equity investment, were $2.94 and increased 4% from prior year adjusted earnings per share, including comparable exchange rates, of $2.84. Free cash flow for the first nine months was impacted by higher capital expenditures and changes in working capital.

Outlook

For the fourth quarter, core sales growth is expected in each business segment. Earnings growth is expected to be tempered due to the business mix in the Pharma segment, sequential foreign currency translation headwinds, rising inflation and supply chain disruptions including labor shortages.

Tanda stated, “Inflation continues to escalate, and the pace of recovery is more uneven than previously expected due to the surge of the COVID-19 Delta variant during the summer months and supply chain disruptions. However, we anticipate further, gradual progress in the beauty market and continued good sales momentum in elastomer components and active material solutions. Last year we posted a particularly strong fourth quarter for prescription drug delivery devices and food and beverage closures, so we will have more difficult comparisons for those markets.”

Aptar expects earnings per share for the fourth quarter of 2021, excluding any restructuring expenses, acquisition costs and changes in the fair value of equity investments, to be in the range of $0.88 to $0.96 and this guidance is based on an effective tax rate range of 28% to 30%.

Tanda continued, “As we navigate the current environment, we remain focused on cost containment and we are continuing to increase prices to offset rising input costs. Our global procurement team is doing a tremendous job of navigating the tenuous energy markets and supply chains to secure the necessary materials, supplies and equipment we need. At the same time, I’m confident the completion of our recent acquisitions and the growth investments we are making such as increasing our capacity to produce elastomer components for injected medicines and active material science solutions, will support our future growth and drive continued value creation.”

Capital Allocation

As previously announced, Aptar’s Board of Directors declared a quarterly cash dividend of $0.38 per share. The payment date is November 17, 2021, to stockholders of record as of October 27, 2021.

During the three and nine months ended September 30, 2021, the Company repurchased approximately 220,000 shares of common stock for $28.4 million, leaving $250 million authorized for common stock repurchases at the end of the third quarter. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.

Open Conference Call

There will be a conference call held on Friday, October 29, 2021 at 8:00 a.m. Central Time to discuss the Company’s third quarter results for 2021. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

About Aptar

Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active material science solutions. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home, food and beverage. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: pandemics, including the impact of the COVID-19 pandemic on our global supply chain and our global customers and operations; our ability to preserve organizational culture and maintain employee productivity in the work-from-home environment caused by the current pandemic; the successful integration of acquisitions and the achievement of the expected benefits of acquisitions and investments; our ability to build out acquired business and integrate the product/service offering of the acquired entities into our existing product/service portfolio; the impact of tax reform legislation including changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; economic conditions worldwide including inflationary (and potential deflationary) conditions or economic downturn or uncertainty in regions we rely on for growth as a result of the COVID-19 pandemic or otherwise; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs (particularly resin, metal, anodization costs, and energy costs); political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; the availability of direct labor workers and the increase in direct labor costs; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations; direct or indirect consequences of acts of war or terrorism; and work stoppages due to labor disputes. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net Sales	$825,442	$759,153	$2,413,228	$2,180,011
Cost of Sales (exclusive of depreciation and amortization shown below)	537,085	479,672	1,548,840	1,372,630
Selling, Research & Development and Administrative	135,931	121,850	411,192	371,407
Depreciation and Amortization	59,280	55,179	174,508	162,414
Restructuring Initiatives	10,223	3,415	18,771	15,585
Operating Income	82,923	99,037	259,917	257,975
Other Income (Expense):
Interest Expense	(8,011)	(8,851)	(22,601)	(25,973)
Interest Income	401	249	1,406	599
Net Investment (Loss) Gain	(9,021)	-	6,177	-
Equity in Results of Affiliates	(71)	(256)	(505)	(1,383)
Miscellaneous, net	13	(1,040)	(2,978)	(3,375)
Income before Income Taxes	66,234	89,139	241,416	227,843
Provision for Income Taxes	19,340	25,404	55,309	66,998
Net Income	$46,894	$63,735	$186,107	$160,845
Net Loss (Income) Attributable to Noncontrolling Interests	366	(19)	381	(37)
Net Income Attributable to AptarGroup, Inc.	$47,260	$63,716	$186,488	$160,808
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.72	$0.99	$2.84	$2.50
Diluted	$0.70	$0.95	$2.75	$2.42

Average Numbers of Shares Outstanding:
Basic	65,900	64,562	65,652	64,278
Diluted	67,801	66,922	67,799	66,483

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	September 30, 2021	December 31, 2020
ASSETS

Cash and Equivalents	$114,557	$300,137
Short-term Investments	319	243
Total Cash and Equivalents, and Short-term Investments	114,876	300,380
Accounts and Notes Receivable, Net	662,112	566,623
Inventories	437,343	379,379
Prepaid and Other Current Assets	129,728	122,613
Total Current Assets	1,344,059	1,368,995
Property, Plant and Equipment, Net	1,248,964	1,198,748
Goodwill	986,779	898,521
Other Assets	551,683	523,789
Total Assets	$4,131,485	$3,990,053

LIABILITIES AND EQUITY

Short-Term Obligations	$201,257	$117,866
Accounts Payable, Accrued and Other Liabilities	707,111	662,463
Total Current Liabilities	908,368	780,329
Long-Term Obligations	915,750	1,054,998
Deferred Liabilities and Other	311,374	303,941
Total Liabilities	2,135,492	2,139,268

AptarGroup, Inc. Stockholders' Equity	1,957,901	1,850,389
Noncontrolling Interests in Subsidiaries	38,092	396
Total Equity	1,995,993	1,850,785

Total Liabilities and Equity	$4,131,485	$3,990,053

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended
	September 30, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$825,442	313,225	374,088	138,129	-	-

Reported net income	$46,894
Reported income taxes	19,340
Reported income before income taxes	66,234	75,611	14,443	12,027	(28,237)	(7,610)
Adjustments:
Restructuring initiatives	10,223	13	5,442	131	4,637
Net investment loss	9,021				9,021
Transaction costs related to acquisitions	1,793	1,793
Adjusted earnings before income taxes	87,271	77,417	19,885	12,158	(14,579)	(7,610)
Interest expense	8,011					8,011
Interest income	(401)					(401)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	94,881	77,417	19,885	12,158	(14,579)	-
Depreciation and amortization	59,280	23,321	23,904	10,221	1,834	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$154,161	$100,738	$43,789	$22,379	$(12,745)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.7%	32.2%	11.7%	16.2%

	Three Months Ended
	September 30, 2020

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$759,153	315,758	337,231	106,164	-	-

Reported net income	$63,735
Reported income taxes	25,404
Reported income before income taxes	89,139	92,202	7,944	10,884	(13,289)	(8,602)
Adjustments:
Restructuring initiatives	3,415	300	3,144	(31)	2
Transaction costs related to acquisitions	221	210	11
Adjusted earnings before income taxes	92,775	92,712	11,099	10,853	(13,287)	(8,602)
Interest expense	8,851					8,851
Interest income	(249)					(249)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	101,377	92,712	11,099	10,853	(13,287)	-
Depreciation and amortization	55,179	19,724	23,634	9,498	2,323	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$156,556	$112,436	$34,733	$20,351	$(10,964)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.6%	35.6%	10.3%	19.2%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Nine Months Ended
	September 30, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$2,413,228	952,400	1,081,280	379,548	-	-

Reported net income	$186,107
Reported income taxes	55,309
Reported income before income taxes	241,416	245,087	36,253	31,728	(50,457)	(21,195)
Adjustments:
Restructuring initiatives	18,771	86	7,995	169	10,521
Net investment gain	(6,177)				(6,177)
Transaction costs related to acquisitions	4,227	4,227
Adjusted earnings before income taxes	258,237	249,400	44,248	31,897	(46,113)	(21,195)
Interest expense	22,601					22,601
Interest income	(1,406)					(1,406)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	279,432	249,400	44,248	31,897	(46,113)	-
Depreciation and amortization	174,508	65,801	72,807	30,098	5,802	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$453,940	$315,201	$117,055	$61,995	$(40,311)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.8%	33.1%	10.8%	16.3%

	Nine Months Ended
	September 30, 2020

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$2,180,011	914,213	961,577	304,221	-	-

Reported net income	$160,845
Reported income taxes	66,998
Reported income before income taxes	227,843	267,523	2,297	25,365	(41,968)	(25,374)
Adjustments:
Restructuring initiatives	15,585	158	15,375	147	(95)
Transaction costs related to acquisitions	4,812	210	4,602
Purchase accounting adjustments related to acquisitions and investments	4,642	1,421	3,221
Adjusted earnings before income taxes	252,882	269,312	25,495	25,512	(42,063)	(25,374)
Interest expense	25,973					25,973
Interest income	(599)					(599)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	278,256	269,312	25,495	25,512	(42,063)	-
Depreciation and amortization	162,414	56,232	70,159	28,031	7,992	-
Purchase accounting adjustments included in Depreciation and amortization above	(3,367)	(667)	(2,700)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$437,303	$324,877	$92,954	$53,543	$(34,071)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.1%	35.5%	9.7%	17.6%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Income before Income Taxes	$66,234	$89,139	$241,416	$227,843

Adjustments:
Restructuring initiatives	10,223	3,415	18,771	15,585
Net investment loss (gain)	9,021	-	(6,177)	-
Transaction costs related to acquisitions	1,793	221	4,227	4,812
Purchase accounting adjustments related to acquisitions and investments	-	-	-	4,642
Foreign currency effects (1)		800		11,096
Adjusted Earnings before Income Taxes	$87,271	$93,575	$258,237	$263,978

Provision for Income Taxes	$19,340	$25,404	$55,309	$66,998

Adjustments:
Restructuring initiatives	2,351	598	4,336	3,304
Net investment loss (gain)	2,075	-	(1,421)	-
Transaction costs related to acquisitions	447	25	889	713
Purchase accounting adjustments related to acquisitions and investments	-	-	-	1,026
Foreign currency effects (1)		228		3,265
Adjusted Provision for Income Taxes	$24,213	$26,255	$59,113	$75,306

Net Income Attributable to Noncontrolling Interests	$366	$(19)	$381	$(37)

Net Income Attributable to AptarGroup, Inc.	$47,260	$63,716	$186,488	$160,808

Adjustments:
Restructuring initiatives	7,872	2,817	14,435	12,281
Net investment loss (gain)	6,946	-	(4,756)	-
Transaction costs related to acquisitions	1,346	196	3,338	4,099
Purchase accounting adjustments related to acquisitions and investments	-	-	-	3,616
Foreign currency effects (1)		572		7,831
Adjusted Net Income Attributable to AptarGroup, Inc.	$63,424	$67,301	$199,505	$188,635

Average Number of Diluted Shares Outstanding	67,801	66,922	67,799	66,483

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.70	$0.95	$2.75	$2.42

Adjustments:
Restructuring initiatives	0.12	0.05	0.21	0.19
Net investment loss (gain)	0.10	-	(0.07)	-
Transaction costs related to acquisitions	0.02	-	0.05	0.06
Purchase accounting adjustments related to acquisitions and investments	-	-	-	0.05
Foreign currency effects (1)		0.01		0.12
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.94	$1.01	$2.94	$2.84

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net Cash Provided by Operations	$83,792	$153,741	$259,373	$381,427
Less:
Capital Expenditures	$79,650	$50,379	$216,689	$173,365
Free Cash Flow	$4,142	$103,362	$42,684	$208,062

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending
	December 31,
	Expected 2021	2020

Income before Income Taxes		$73,312

Adjustments:
Restructuring initiatives		10,907
Net investment loss (gain)		-
Transaction costs related to acquisitions		-
Purchase accounting adjustments related to acquisitions and investments		-
Foreign currency effects (1)		(1,165)
Adjusted Earnings before Income Taxes		$83,054

Provision for Income Taxes		$20,067

Adjustments:
Restructuring initiatives		2,206
Net investment loss (gain)		-
Transaction costs related to acquisitions		-
Purchase accounting adjustments related to acquisitions and investments		-
Foreign currency effects (1)		(319)
Adjusted Provision for Income Taxes		$21,954

Net Income Attributable to Noncontrolling Interests		$(13)

Net Income Attributable to AptarGroup, Inc.		$53,232

Adjustments:
Restructuring initiatives		8,701
Net investment loss (gain)		-
Transaction costs related to acquisitions		-
Purchase accounting adjustments related to acquisitions and investments		-
Foreign currency effects (1)		(846)
Adjusted Net Income Attributable to AptarGroup, Inc.		$61,087

Average Number of Diluted Shares Outstanding		67,265

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$0.79

Adjustments:
Restructuring initiatives		0.13
Net investment loss (gain)		-
Transaction costs related to acquisitions		-
Purchase accounting adjustments related to acquisitions and investments		-
Foreign currency effects (1)		(0.01)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.88 - $0.96	$0.91

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of September 30, 2021.
(2) AptarGroup’s expected earnings per share range for the fourth quarter of 2021, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 28% to 30%. This tax rate range compares to our fourth quarter of 2020 effective tax rate of 27% on reported and 26% on adjusted earnings per share.

Contacts

Investor Relations Contact:
Matt DellaMaria
matt.dellamaria@aptar.com
815-479-5530

Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671